Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

QUIDEL PROVIDES UPDATE ON IMPACT OF CURRENT INFLUENZA SEASON AND MACROECONOMIC TRENDS

SAN DIEGO, Calif., March 16, 2009 — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, announced today that the company has not seen the typical seasonal spike in demand for its influenza tests.  Although it is not possible for the company to predict the ultimate outcome of the domestic 2008/2009 influenza season, as of today, the influenza season appears to be marked by both a late start as well as weakness in overall flu incidence.

“In light of both the late start and weakness of this influenza season, we have seen few re-orders of our influenza products from our distribution partners in this first quarter of 2009,” said Douglas Bryant, President and Chief Executive Officer of Quidel.  “The number of doctor visits for influenza like illness is significantly lower than the prior year.  We believe this has had a negative impact on the sales of our influenza as well as our Group A Strep products.  Although there are two weeks remaining in this quarter, we anticipate that the company will incur a loss for the first quarter of 2009 primarily as a result of a significant reduction in sales of our influenza products.”

“In response to the absence of flu sales in the quarter, we will implement additional cost control measures and appropriately focus the use of resources,” said Mr. Bryant.  “For 2009 and beyond, we will implement new inventory management programs and guidelines in a continuing effort to better balance distributor inventories with anticipated market demand.  We remain confident in our market share strength and believe that we are well positioned for future growth.”

Conference Call Information

Quidel management will host a conference call to discuss these topics today beginning at 8:00 a.m. Eastern time (5:00 a.m. Pacific time). During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (866) 825-3209, or from outside the U.S., dial (617) 213-8061, and enter the passcode 40821330. A live webcast of the call can be accessed at www.quidel.com. The Web site replay will be available for 14 days and the telephone replay will be available for 48 hours by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 10609502.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors and the level of success in our recent distributor incentive programs, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.